11/6/96

                          LIMITED PARTNERSHIP INTEREST

                                 SALE AGREEMENT



     This Agreement is made as of November 6, 1996 (the "Effective Date"),

between Jerome J. Goldstein and Goldie S. Goldstein (collectively "Seller") and

Mark E. Goldstein ("Buyer").

                                    Recitals

     A.   Seller owns units in the Goldstein Family Partnership, Ltd., a

Colorado limited partnership (together with any successors, called the

"Partnership").

     B.   Buyer desires to purchase from Seller, and Seller desires to sell to

Buyer, 2,056 units representing a limited partnership interest in the

Partnership and consisting of an approximate 20.56% of 100% interest in the

Partnership as a limited partner (including an approximate 20.56% of 100%

interest in the Partnership capital, net profits, net losses and distributions)

as of November 6, 1996 (the "Units"), upon the terms and conditions set forth in this Agreement.  Of these Units, 1,028 Units are being sold by Jerome J.

Goldstein, and 1,028 Units are being sold by Goldie S. Goldstein.

                                    Agreement

     Now, therefore, in consideration of the premises, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

Seller and Buyer agree as follows:

(Blue Text is "hidden")

                                   Article 1.

                                  Sale of Units

Transfer of Units.  Concurrently with the execution of this Agreement and as of the Effective Date, Seller is selling and transferring to Buyer, and Buyer is purchasing from Seller, the Units, free and clear of any and all liens, pledges,

options, encumbrances, adverse interests and claims of any kind (collectively,

"Liens").  Accordingly, Seller hereby assigns, transfers and conveys to Buyer,

its permitted successors and permitted assigns, all of Seller's right, title and interest in and to the Units.


Purchase Price.  The consideration for the Units is $234.06 per Unit.  The total purchase price shall be paid by Buyer, concurrently with execution of this

Agreement and as of the Effective Date, by delivery to Seller of the promissory note in the form attached hereto in the total principal amount of $481,227.36,

which is equal to $234.06 per Unit multiplied by the total number of Units being sold and purchased under this Agreement (the "Note").


Admission of Partner; Consent to Partnership Agreement.  Buyer hereby assumes

Seller's obligations with respect to the Units transferred to Buyer and consents to being a limited partner of the Partnership.  Buyer hereby acknowledges that it has become an additional or substitute partner of the Partnership and hereby consents to be bound by all of the provisions of the Limited Partnership

Agreement of the Partnership, effective November 6, 1996, as it may be amended from time to time (the "Partnership Agreement").


Further Assurances.  At or after the Effective Date, each party hereto shall promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments, in addition to those otherwise required by this

Agreement, in form and substance reasonably satisfactory to other parties, as any such other party may reasonably request in order to carry out the transactions stated in this Agreement or to carry out or evidence the terms of this Agreement.


                                   Article 2.

                    Representations and Warranties of Seller

     Seller represents and warrants to Buyer, as of the Effective Date, the following:


Authority.  Seller has all requisite right, power, authority and capacity to execute, deliver and perform this Agreement.  This Agreement has been duly and validly executed and delivered by Seller.  This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy,

insolvency, reorganization, arrangement, moratorium, fraudulent conveyance,

redemption, reinstatement, and other laws affecting the rights or remedies of creditors generally and (b) general principles of equity.


Ownership of Units.  Seller is the owner of the Units.  The Units are not subject to, or bound or affected by, any liens, proxies, voting agreements or other restrictions on the incidents of ownership thereof arising by, through or under Seller, except as stated in the Partnership Agreement.  Seller has not taken any action to sell or otherwise transfer the Units or to pledge, mortgage,

hypothecate or otherwise encumber the Units, or to grant any proxy, voting agreement or other restriction on the incidents of ownership of the Units,

except as stated in the Partnership Agreement.


No Conflicts.  The execution, delivery and performance by Seller of this

Agreement does not and will not: (a) conflict with, violate, result in a breach of or constitute a default under any agreement, instrument or obligation to which Seller is a party or by which Seller is bound; (b) conflict with or violate any order, judgment, decree, statute, rule or regulation applicable to

Seller; (c) result in the creation or imposition of any Lien against or upon the

Units other than as expressly contemplated herein; or (d) require any consent,

approval or authorization of, or filing with, any governmental authority or any other third party.


Litigation.  There is no action, suit, proceeding or investigation pending, or to Seller's knowledge threatened, against Seller or involving the Units which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement, and, to Seller's knowledge, there is no basis for any such action, suit, proceeding or investigation.


                                   Article 3.

                     Representations and Warranties of Buyer

     Buyer represents and warrants to Seller, as of the Effective Date, the following:


Authority.  Buyer has all requisite right, power, authority and capacity to execute, deliver and perform this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer.  This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy,

insolvency, reorganization, arrangement, moratorium, fraudulent conveyance,

redemption, reinstatement, and other laws affecting the rights or remedies of creditors generally and (b) general principles of equity.


Investment.  Buyer is acquiring the Units for investment purposes, for Buyer's own account and not with a view to distribution or resale thereof.  Buyer will not transfer, sell or offer for sale any Units unless there is compliance with restrictions set forth in the Partnership Agreement.


No Conflicts.  The execution, delivery and performance by Buyer of this

Agreement does not and will not:  (a) conflict with, violate, result in a breach of or constitute a default under any agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound; (b) conflict with or violate any order, judgment, decree, statute, rule or regulation applicable to Buyer; or

(c) require any consent, approval or authorization of, or filing with, any governmental authority or any other third party.


Litigation.  There is no action, suit, proceeding or investigation pending, or to Buyer's knowledge threatened, against Buyer which questions or challenges the validity of this Agreement or any action to be taken by Buyer pursuant to this

Agreement, and, to Buyer's knowledge, there is no basis for any such action,

suit, proceeding or investigation.


                                   Article 4.

                                  Miscellaneous

Brokers.  Each party represents to the other that it has not engaged any broker,

finder or intermediary in connection with the transactions contemplated by this

Agreement.


Expenses.  All legal and other expenses incurred in connection with this

Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.


Survival.  Each of the covenants, representations and warranties of Seller and

Buyer made herein shall survive the Effective Date and shall not be merged in the consummation of the transactions contemplated hereby.


Notices.  All notices and other communications under this Agreement shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery, or by facsimile addressed to the appropriate party at the address or facsimile number set forth below under each signature or such other address or facsimile number as the party may designate by notice given in accordance with this Section.  Notice shall be deemed validly given on the date of receipt as shown on the return receipt if delivered by certified or registered mail, on the date of delivery if done by personal delivery and upon confirmation of receipt if sent by facsimile with receipt confirmed.  Notice shall also be deemed validly given on the date that a party rejects or refuses to accept delivery or the date of an inability to effectuate delivery because of a changed address or facsimile number of which no notice was given in accordance with this Section.


Entire Agreement; Recitals; Amendments; Waivers.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect thereto.  The Recitals stated above constitute part of the binding provisions and agreements of the parties in this Agreement.  This Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom any waiver or amendment may be sought to be enforced.  No action taken pursuant to this Agreement and no investigation by or on behalf of any party hereto shall be deemed to constitute a waiver by such party of compliance with any representation, warranty, covenant or agreement herein.  The waiver by any party hereto of any condition or of a breach of another provision of this

Agreement shall not be construed as a waiver of any other condition or subsequent breach.


Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives,

permitted successors and permitted assigns.


Headings and Exhibits.  The section and other headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


Counterparts.  This Agreement may be executed in any number of counterparts,

each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.


Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado in the United States of America, without giving effect to the principles of conflicts of law of such state.


Attorneys' Fees.  If any litigation between Seller and Buyer with respect to this Agreement or the transaction contemplated hereby shall be adjudicated by a judgment, writ, order, injunction, award or decree of any court of competent jurisdiction, the party or parties prevailing thereunder shall be entitled, as part of such judgment, writ, order, injunction, award or decree, to recover from the other party or parties its reasonable attorneys' fees and costs and expenses of litigation.


Other New Partners.  Buyer understands that Seller is selling additional Units of the Partnership to other persons as of the Effective Date.  These persons are children, a brother and nieces and nephews of Seller.  Buyer hereby consents to the transfer of units in the Partnership to each such person selected by Seller

(which transfer is a sale stated to be effective as of the Effective Date),

waives any rights that Buyer may have under Article X of the Partnership

Agreement with respect to a transfer of such units in the Partnership, and agrees to the continuation of the Partnership.


The parties have executed and delivered this Agreement effective as of

November 6, 1996.

                              BUYER:



                              Mark E. Goldstein
                              4880 Havana Street
                              Denver, CO  80239-0019
                              Fax: (303) 373-1161




                              SELLER:




                              Jerome J. Goldstein
                              4880 Havana Street
                              Denver, CO  80239-0019
                              Fax:  (303) 373-1161




                              Goldie S. Goldstein
                              4880 Havana Street
                              Denver, CO  80239-0019
                              Fax:  (303) 373-1161









                          Consent to Transfer of Units

     Goldstein Family Corporation, Jerome J. Goldstein and Goldie S. Goldstein

are partners of the Goldstein Family Partnership, Ltd. and hereby consent to the transfer of the above-described Units in the Partnership as provided above in this Agreement, waive any rights that they may have under Article X of the

Partnership Agreement with respect to a transfer of Units in the Partnership,

and agree to the continuation of the Partnership.





                              Date:     November 6, 1996





                              GOLDSTEIN FAMILY CORPORATION





                              By:  /s/ Jerome J. Goldstein
                                       Jerome J. Goldstein, President



                                  /s/ Jerome J. Goldstein
                                      Jerome J. Goldstein



                                  /s/  Goldie S. Goldstein
                                       Goldie S. Goldstein






                                 PROMISSORY NOTE

$481,227.36
Principal Sum                                           November 6, 1996



          FOR VALUE RECEIVED, Mark E. Goldstein ("Maker"), whose address is 4880

Havana Street, Denver, Colorado 80239-0019, promises to pay to the order of

Jerome J. Goldstein and Goldie Goldstein (as tenants in common) ("Payee"), at

Payee's principal place of business, 4880 Havana Street, Denver, Colorado 80239,

or such other place designated in writing by Payee, the principal sum of

$481,227.36, together with interest on the unpaid principal sum from time to time outstanding at the rate of 6.60% per annum.  Interest, based on a 365-day year, shall be accrued for the number of days the principal sum (or any portion thereof) is actually outstanding.

          This Note is given to Payee in connection with units in the Goldstein

Family Partnership, Ltd., a Colorado limited partnership (together with any successor called the "Partnership"), sold by Payee to Maker.  The units sold to

Maker consist of 1,028 Units sold by Jerome J. Goldstein and 1,028 Units sold by

Goldie Goldstein.  Therefore, 50% of any amounts paid under this Note are for

Jerome J. Goldstein and 50% of any amounts paid under this Note are for Goldie

Goldstein.  The term "Units" as used below means all such units sold to Payee.

          1.   Payments.  Interest accrued since any preceding payment of interest (or, in the case of the first payment of interest, since the date of this Note) shall be paid annually commencing November 6, 1997 and continuing on the same day of each succeeding year, with the final payment due and payable no later than November 6, 2005.  Any interest due and owing under this Note but not paid shall be compounded annually on November 6 of each year if not paid on the due date or within the 10-day grace period allowed below under "Events of

Default." The entire principal amount of this Note, plus any accrued and unpaid interest, shall be due and payable on November 6, 2005.  All payments on this

Note shall be applied first to the payment of accrued interest, and, after all such interest has been paid, any remainder shall be applied to reduction of the principal balance.  All amounts payable hereunder are payable in lawful money of the United States of America.

          2.   Mandatory Prepayment.  Notwithstanding the foregoing provisions,

Maker shall be obligated to make a mandatory prepayment of the entire principal of this Note and any interest accrued thereon no later than 10 days after the following event occurs:  The Partnership no longer owns stock of Scott's Liquid

Gold-Inc., a Colorado corporation, and has distributed to the partners of the

Partnership all or any part of the net proceeds (whether cash, stock or other property) from the disposition of Scott's Liquid Gold-Inc. stock owned by the

Partnership at the date of this Note.

          3.   Voluntary Prepayment.  The privilege to prepay all or any part of the principal sum from time to time without penalty is hereby reserved to Maker,

provided that any such principal prepayment shall be accompanied by all interest then accrued on the amount prepaid, if any.

          4.   Late Charge.  If any payment under this Note, or any part

thereof, is not paid within 10 days after the same becomes due, Maker agrees, at the option of Payee, to pay a "late charge" of one percent (1%) of the installment due.

          5.   Events of Default; Attorneys' Fees.  As used in this Note, an

"Event of Default" means any one of the following events (whatever the reason of such Event of Default, and whether it be voluntary or be effected by operation of law):

          Maker defaults in the payment of any interest on or principal of this

Note when it becomes due and payable, and such default continues for a period of

10 days;

          Maker defaults in the performance of any other obligation of Maker hereunder;

          Maker shall be unable, or admit in writing its inability, to pay its debts, or shall not pay its debts generally as they come due, or shall make any assignment for the benefit of creditors;

          Maker shall commence, or there shall be commenced against Maker, any case, proceeding, or other action seeking to have an order for relief entered with respect to Maker, or to adjudicate Maker as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors or seeking appointment of a receiver, trustee, custodian, or other similar fiduciary, with respect to any part of Maker's property;

          Maker takes any action in contemplation of any of the matters set forth in the previous subparagraphs (c) or (d) (in which case Maker is obligated to advise Payee within forty-eight (48) hours of the occurrence of such action);

or

          Maker defaults on any other debts or liabilities to either Payee.

          If an Event of Default occurs and is continuing, then Payee may declare the principal of this Note and the interest accrued thereon to be due and payable immediately, by a notice in writing to Maker, and upon any such declaration, such amount shall become immediately due and payable.  Maker hereby agrees to pay reasonable attorneys' fees and all other reasonable costs and expenses incurred, after an Event of Default, in the enforcement of this Note,

the enforcement of any security interest with respect to this Note, and the collection of amounts due hereunder, whether such enforcement or collection is by court action or otherwise.

          If the principal of this Note becomes due prior to its stated maturity because of acceleration by Payee as provided above because of Event of Default,

then any part of the principal sum and any accrued interest then due and unpaid shall, from and after the date of such Event of Default, bear interest at the rate per annum equal to five (5) percentage points in excess of the rate of interest herein provided for at the time of default, thereafter compounded annually at each November 6.

          6.   Miscellaneous; Jurisdiction.  Maker waives demand for payment,

presentment for payment, notice of dishonor, protest and notice of protest.

This Note shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws and decisions of the State of Colorado.

Maker agrees that the federal and state courts located in the State of Colorado shall have subject matter jurisdiction to entertain any action brought to enforce or collect upon this Note and, by execution hereof, voluntarily submits to personal jurisdiction of such courts; provided, however, such jurisdiction shall not be exclusive and, at Payee's option, Payee may commence such action in any other court which otherwise has jurisdiction.  No delay or omission by Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude any or full exercise thereof or the exercise of any other right or power.  Each legal holder hereof shall have and may exercise all the rights and powers given to Payee herein.

          The date of this Note is November 6, 1996.



                              MAKER:


                              /s/ Mark E. Goldstein
                                  Mark E. Goldstein